REINHOLD INDUSTRIES ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS


SANTA FE SPRINGS, CA, Thursday, May 6, 2004 Reinhold Industries, Inc. (NASDAQ:
RNHDA) of Santa Fe Springs, California, today announced results for the first quarter 2004.

         First quarter 2004 revenues were $16.9 million, up $0.5 million (3%) from first quarter 2003. Sales increased 18% in the Aerospace business unit due to additional shipments of rocket nozzles related to the National Missile Defense Program. Sales for the CompositAir business unit decreased 26% compared to 2003 due to continuing severe economic problems in the commercial airline industry. Sales at NP Aerospace increased by 6% compared to 2003 due primarily to favorable currency exchange rates. Sales increased 5% from 2003 in the Commercial business unit due to additional shipments of in-ground lighting and water filtration products. Sales decreased 3% at the Bingham business unit.

         Net income for the first quarter 2004 was $1.2 million, or $0.37 per share, compared to net income of $1.5 million, or $0.50 per share in 2003. Earnings per share computations reflect a 10% stock dividend effective May 29, 2003.

         "The change in profitability was due primarily to two factors," said Michael T. Furry, President and CEO of Reinhold. "In 2003, NP Aerospace recognized a significant profit on a program that did not occur again in 2004. In addition, CompositAir's sales were reflective of the airline industry's continuing financial difficulties. However, we exceeded our consolidated budget for the quarter and expect full year 2004 results to be favorable."

         This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, and Reinhold's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in Reinhold's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q.

         Reinhold Industries, Inc. is a manufacturer of advanced custom composite components, sheet molding compounds, and graphic arts and industrial rollers for a variety of applications in the United States and Europe.



                    Reinhold Industries, Inc. (NASDAQ: RNHDA)
                  (Amounts in Thousands, Except Per Share Data)



                           1st Quarter Ended         1st Quarter Ended
                                    03/31/04                  03/31/03

Sales                                $16,892                   $16,375
Net Income                            $1,179                    $1,524
EPS                                    $0.37                     $0.50